                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             -----------------------

                                 SCHEDULE 13G
                                 (RULE 13D-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                           (Amendment No.          )(1)
                                          ---------

                                 RISCORP, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


           Shares of Class A Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   767597107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 1, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

                            -----------------------


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 767597107                  13G       PAGE    2    OF    9    PAGES
-------------------                            -----------------------------

-------------------------------------------------------------------------------
  1.     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
         (ENTITIES ONLY)
         Frederick M. Dawson
-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
  3.    SEC USE ONLY
-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
-------------------------------------------------------------------------------
                           5.       SOLE VOTING POWER
     NUMBER OF                      1,725,000
       SHARES              ----------------------------------------------------
    BENEFICIALLY           6.       SHARED VOTING POWER
      OWNED BY
        EACH               ----------------------------------------------------
     REPORTING             7.       SOLE DISPOSITIVE POWER
       PERSON                       1,725,000
        WITH               ----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,725,000
-------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [ ]
-------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        13.8%
-------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON
        IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO. 767597107                 13G       PAGE    3    OF    9    PAGES
-------------------                           -----------------------------

-------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        The Phoenix Management Company, Ltd.
        59-3483515
-------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
  3.    SEC USE ONLY
-------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION
        Florida
-------------------------------------------------------------------------------
     NUMBER OF             5.       SOLE VOTING POWER
       SHARES                       1,725,000
    BENEFICIALLY           ----------------------------------------------------
      OWNED BY             6.       SHARED VOTING POWER
        EACH
     REPORTING             ----------------------------------------------------
      PERSON               7.       SOLE DISPOSITIVE POWER
       WITH                         1,725,000
                           ----------------------------------------------------
                           8.       SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,725,000
-------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES                                                  [ ]
-------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        13.8%
-------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON
        PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 767597107                  13G       PAGE    4    OF    9    PAGES
-------------------                            -----------------------------

    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            Dawson Managers, Inc.
            59-3483513
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
    3.      SEC USE ONLY
--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION
            Florida
--------------------------------------------------------------------------------
                               5.       SOLE VOTING POWER
       NUMBER OF                        1,725,000
        SHARES                 -------------------------------------------------
     BENEFICIALLY              6.       SHARED VOTING POWER
       OWNED BY
         EACH                  -------------------------------------------------
       REPORTING               7.       SOLE DISPOSITIVE POWER
         PERSON                         1,725,000
          WITH                 -------------------------------------------------
                               8.       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,725,000
--------------------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                              [ ]
--------------------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.8%
--------------------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 767597107                 13G       PAGE    5    OF    9    PAGES
-------------------                           -----------------------------

--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            F. M. Dawson Company, Inc.
            54-1754339
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3.      SEC USE ONLY
--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION
            Florida
--------------------------------------------------------------------------------
    NUMBER OF           5.       SOLE VOTING POWER
      SHARES                     1,725,000
   BENEFICIALLY         --------------------------------------------------------
     OWNED BY           6.       SHARED VOTING POWER
       EACH
    REPORTING           --------------------------------------------------------
      PERSON            7.       SOLE DISPOSITIVE POWER
       WITH                      1,725,000
                        --------------------------------------------------------
                        8.       SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,725,000
--------------------------------------------------------------------------------
   10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES                                              [ ]
--------------------------------------------------------------------------------
   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            13.8%
--------------------------------------------------------------------------------
   12.      TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).  NAME OF ISSUER:

            RISCORP, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1390 Main Street, Sarasota, Florida  34236

ITEM 2(A).  NAME OF PERSON FILING:

            This Schedule 13G is being filed by the following persons: (1) Frederick M. Dawson; (2) F.M. Dawson Company, Inc. ("FMDC"), a corporation wholly owned by Mr. Dawson; (3) Dawson Managers, Inc. ("DMI"), a corporation wholly owned by FMDC; and (4) The Phoenix Management Company, Ltd. ("Phoenix"), a limited partnership which has DMI as its sole general partner.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            12900 Lakeview Point Court, Windermere, Florida 34786

ITEM 2(C).  CITIZENSHIP:

            The citizenship for each of Mr. Dawson, Phoenix, DMI, and FMDC is contained in Item 4 on pages 2, 3, 4 and 5 of this Schedule 13G, respectively.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Class A Common Stock, par value $0.01 per share

ITEM 2(E).  CUSIP NUMBER:

            767597107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) [ ]     Broker or dealer registered under Section 15 of the Exchange
                  Act.
      (b) [ ]     Bank as defined in Section 3(a)(6) of the Exchange Act.
      (c) [ ]     Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.
      (d) [ ]     Investment company registered under Section 8 of the
                  Investment Company Act.
      (e) [ ]     An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
      (f) [ ]     An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
      (g) [ ]     A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);




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



      (h) [ ]     A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;
      (i) [ ]     A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;
      (j) [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
      If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)          Amount beneficially owned:

                  Each of the persons filing this Schedule 13G are filing with respect to 1,725,000 shares held of record by Phoenix.

     (b)          Percent of class:

                  13.8%

     (c)          Number of shares as to which such person has:
     (i)          Sole power to vote or to direct the vote     1,725,000
     (ii)         Shared Power to vote or to direct the vote
     (iii)        Sole power to dispose or to direct the disposition of
                  1,725,000
     (iv)         Shared power to dispose or to direct the disposition of


     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than
five percent of the class of securities, check the following [   ].
     Instruction.  Dissolution of a group requires a response to this item.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

           Not applicable.

ITEM 10.   CERTIFICATIONS.

           "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

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


                                   SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           RISCORP, Inc.

                                     September 24, 1998
                           ------------------------------------------------
                                             (Date)
                                     /s/ Walter E. Riehemann
                           ------------------------------------------------
                                             (Signature)
                                     Walter E. Riehemann/Vice President
                           ------------------------------------------------
                                             (Name/Title)

                           The Phoenix Management Company, Ltd.
                           by:       Dawson Managers, Inc., as
                                     General Partner

                                     September 24, 1998
                           ------------------------------------------------
                                              (Date)
                                     /s/ Frederick M. Dawson
                           ------------------------------------------------
                                            (Signature)
                                     Frederick M. Dawson/President
                           ------------------------------------------------
                                             (Name/Title)


                           Dawson Managers, Inc.


                                     September 24, 1998
                           ------------------------------------------------
                                             (Date)
                                     /s/ Frederick M. Dawson
                           ------------------------------------------------
                                             (Signature)
                                     Frederick M. Dawson/President
                           ------------------------------------------------
                                             (Name/Title)


                           F.M. Dawson Company, Inc.

                                     September 24, 1998
                           ------------------------------------------------
                                             (Date)
                                     /s/ Frederick M. Dawson
                           ------------------------------------------------
                                             (Signature)
                                     Frederick M. Dawson/President
                           ------------------------------------------------
                                             (Name/Title)




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